EXHIBIT 16.1

December 17, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Commissioners:

We have read the statements made by The Trust Created February 25, 1986 (copy attached) in Item 4.01(a), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Trust’s Form 8-K/A report dated November 4, 2004. We agree with the statements concerning our Firm in Item 4.01(a) of such Form 8-K/A; however, we make no comment regarding the current status of the material weaknesses in internal accounting controls disclosed therein or regarding the Trust’s remedial actions taken to address the material weaknesses identified therein. Although we make no comment regarding the current status of the material weaknesses, we agree with the disclosures in the Trust's Form 8-K/A regarding our communication to the Trust of deficiencies in internal controls considered by us to be material weaknesses. In addition, PricewaterhouseCoopers LLP makes no statement regarding the following: (i) whether the Beneficiaries or Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee, as Trustee of the Trust, decided to no longer retain PricewaterhouseCoopers LLP as the Trust’s independent registered public accounting firm, and (ii) all disclosures included in Item 4.01 (b) and Item 8.01.

Very truly yours,

PricewaterhouseCoopers LLP